Exhibit 99.1

NEWS

One University Plaza, Suite 307 Hackensack, NJ 07601 Tel: 201-808-8400

For Immediate Release

Champions Oncology Announces Addition to Board of Directors

HACKENSACK, N.J., April 12, 2016 -- Champions Oncology, Inc. (NASDAQ:CSBR) is pleased to announce the appointment of Dr. Philip Breitfeld to its Board of Directors. Dr. Breitfeld has more than 30 years of experience in oncology. His appointment will further the company’s efforts to accelerate growth and increase the adoption of its technology platform.

Dr. David Sidransky, founder and Chairman of the Board of Directors commented, “We are very excited to have an oncologist of Phil’s caliber and experience join our Board of Directors. Phil has a distinguished career in academia and industry. He has leveraged the depth and breadth of this knowledge of oncology to become a thought leader in the strategy of oncology drug development. His insights into the strategic issues facing the pharmaceutical industry and the opportunities for Champions to capitalize on its technology platform will be invaluable to our board conversations.”

Philip Breitfeld, MD was most recently Global Vice President at Quintiles, responsible for the Therapeutic Centers of Excellence. Prior to that, he led the Oncology Center of Excellence at Quintiles where he worked with many large, mid-size and emerging biopharmaceutical firms. He held senior clinical development positions at Merck KGaA (EMD Serono in the US), where he led oncology development in the US, and at BioCryst, where he led oncology development and was Associate Chief Medical Officer. Prior to his career in industry, he held academic positions at Harvard, University of Massachusetts, Indiana University, and Duke. He has approximately 50 publications in the literature dealing with basic cell and molecular biology, and translational and clinical oncology. He was trained in Pediatric Hematology/Oncology at the Dana-Farber Cancer Institute, was a visiting scientist at the Whitehead Institute at MIT, received his medical degree (MD) from the University of Rochester, and his undergraduate degree (AB in chemistry) from Princeton.

About Champions Oncology, Inc.

Champions Oncology, Inc. is engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs. The company’s technology platform is a novel approach to personalizing cancer care based upon the implantation of primary human tumors in immune deficient mice followed by propagation of the resulting engraftments, or Champions TumorGrafts, in a manner that preserves the biological characteristics of the original human tumor in order to determine the efficacy of a treatment regimen. The Company uses this technology in conjunction with related services to offer solutions for two customer groups: Personalized Oncology Solutions, in which results help guide the development of personalized treatment plans, and Translational Oncology Solutions, in which pharmaceutical and biotechnology companies seeking personalized approaches to drug development can lower the cost and increase the speed of developing new drugs. TumorGrafts are procured through agreements with a number of institutions in the U.S. and overseas as well as through Champions’ Personalized Oncology Solutions business.

For more information, visit www.championsoncology.com.